UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012 (August 20, 2012)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On August 15, 2012, OptimumBank Holdings, Inc., (the “Company”) closed the sale of 3,000,000 newly issued shares of its common stock, $.01 par value (the “Common Stock”), at a price of $.40 per share to an individual accredited investor under a privately negotiated stock purchase agreement between the investor and the Company dated August 14, 2012 (the “Transaction”). The shares sold in the Transaction represent 9.9% of the outstanding shares of Common Stock after the Transaction.

The shares sold to the investor were not registered under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemption provided by Section 4(2) thereof as a transaction by an issuer not involving a public offering.

On July 9, 2012, the Company closed the sale of 500,000 shares of newly issued Common Stock at a price of $.40 per share to Joel Klein, a newly appointed director of the Company, pursuant to a subscription agreement previously entered into in connection with the Company’s private placement offering of 37,500,000 shares of Common Stock (the “Private Offering”). The Private Offering was previously disclosed in the Company’s Current Report on Form 8-K filed on May 11, 2012.

On February 28, 2012, Mr. Klein, as a proposed director of the Company and the Bank, subscribed to 500,000 shares in the Private Offering at the offering price of $.40 per share. Since Mr. Klein’s appointment as a director of the Bank and the Company was subject to regulatory approval, the Company and Mr. Klein agreed that Mr. Klein would fund his subscription agreement upon receiving regulatory approval. Upon receiving regulatory approval, the Company appointed Mr. Klein as a director of the Company on June 29. 2012, as previously disclosed in the Company’s Current Report on Form 8-K filed on July 6, 2012, and closed the sale.

The shares sold to Mr. Klein were not registered under the Securities Act in reliance on the exemption provided by Section 4(2) thereof as a transaction by an issuer not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 20, 2012	By:	/s/ Richard L. Browdy
Richard L. Browdy President and Chief Financial Officer